Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and in the related Prospectus on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516, No. 333-120439 and 333-145332) of HLTH Corporation of our report dated February 26, 2009, except for Notes 3, 9, 10 and 24 as to which the date is June 29, 2009, with respect to the consolidated financial statements and schedule of HLTH Corporation included in this filing on Form 8-K.

/s/  Ernst & Young LLP

New York, New York
June 29, 2009